UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 11, 2006

WESTERN SIZZLIN CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware	0-25366	86-0723400
State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation	File No.)	Identification Number)

1338 Plantation Road
Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

(540) 345-3195

(Registrant’s Telephone Number Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4 (c))

Form 8-K

Item 8.01            Other Events.

At a meeting held July 11, 2006, the Board of Directors delegated authority to make capital allocation and investment decisions concerning the Company’s surplus cash (defined as those funds in excess of operating capital requirements) to Mr. Sardar Biglari, subject to various limitations to, and reporting requirements on, such activities that have been or may from time to time adopted by the Board of Directors and/or the Audit & Finance Committee of the Board. Mr. Biglari is Chairman of the Board of Directors of the Company. He is also the Chairman and Chief Executive Officer of Biglari Capital Corp., an investment advisory firm that is the general partner of The Lion Fund, LP, a private investment fund. None of Mr. Biglari, Biglari Capital Corp., or The Lion Fund, LP will receive any compensation for any such investment activities undertaken on behalf of the Company. The Lion Fund, LP beneficially owned approximately 24.3% of the Company’s outstanding common stock as of July 11, 2006.

To clarify the expectations that the Board of Directors has with respect to the investment of the Company’s surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Biglari or any employee, officer, director or adviser to Biglari Capital Corp., and/or The Lion Fund, LP, and their affiliated investment entities, if any, who also serves as an officer or director of the Company (each a “covered party”) other than (a) investment opportunities that come to such covered party’s attention directly and exclusively in such covered party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the restaurant industry, and (c) investment opportunities in companies or assets with a significant role in the Company’s restaurant businesses including investment in real estate currently leased by the Company or its franchisees, or in suppliers for which the Company is a substantial customer representing over 10% of such companies’ revenues but excluding pre-existing investments of Mr. Biglari, Biglari Capital Corp. and/or The Lion Fund, LP, as of July 11, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN SIZZLIN CORPORATION

Date: July 14, 2006	By:	/s/ Robyn B. Mabe
Robyn B. Mabe
Vice President and Chief Financial Officer